Exhibit (99.l)

EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, 585-781-5481, david.lanzillo@Kodak.com


Kodak and Sony, Sony Ericsson Enter Into Technology Cross-
License Agreements


ROCHESTER, N.Y., Jan. 3 -- Eastman Kodak Company (NYSE:EK) today announced that it has entered into a technology cross-license agreement with Sony Corporation that will allow each company broad access to the other's patent portfolio.

     Kodak also announced that it has entered into a technology cross license with Sony Ericsson Mobile
Communications AB that will allow Sony Ericsson access to Kodak technology for Sony Ericsson's products. Kodak will also have access to Sony Ericsson's technology.

     The license agreements are royalty bearing to Kodak.
Additional financial terms were not disclosed.

     "We are pleased to have reached a mutually beneficial arrangement that advances the interests of the three companies," said Laura G. Quatela, Managing Director, Intellectual Property Transactions, and Vice President, Eastman Kodak Company. "These cross-license agreements give us broad access to the technology of Sony and Sony Ericsson, and validate the strength of Kodak's intellectual property portfolio."

     Separately, the companies agreed to conclude their patent litigation, which involved a subset of their imaging technologies.


About Eastman Kodak Company

Kodak is the world's foremost imaging innovator, providing leading products and services to the photographic, graphic communications and healthcare markets. With sales of $14.3 billion in 2005, the company is committed to a digitally oriented growth strategy focused on helping people better use meaningful images and information in their life and work. Consumers use Kodak's system of digital and traditional image capture products and services to take, print and share their pictures anytime, anywhere; Businesses effectively communicate with customers worldwide using Kodak solutions for prepress, conventional and digital printing and document imaging; Creative Professionals rely on Kodak technology to uniquely tell their story through moving or still images; and leading Healthcare organizations rely on Kodak's innovative products, services and customized workflow solutions to help improve patient care and maximize efficiency and information sharing within and across their enterprise.

More information about Kodak (NYSE: EK) is available at www.kodak.com.

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